As filed with the Securities and Exchange Commission on September 30, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________

METRO BANCORP, INC.
(Exact name of issuer as specified in its charter)

Pennsylvania	25-1834776
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3801 Paxton Street, PO Box 4999, Harrisburg, PA	17111-0999
(Address of Principal Executive Offices)	(Zip Code)

Metro Bank
Retirement Savings Plan
 (Full title of the Plan)

MARK A. ZODY, CHIEF FINANCIAL OFFICER
METRO BANCORP, INC.
3801 Paxton Street
PO Box 4999
Harrisburg, Pennsylvania 17111
(Name and address of agent for service)

(800) 653-6104
(Telephone number, including area code, of agent for service)
______________

With a copy to:
Mary Alice Busby, Esquire
Mette, Evans & Woodside
1105 Berkshire Boulevard, Suite 320
Wyomissing, PA  19610
(717) 232-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  [  ]                                                                                                           Accelerated filer    [X]
Non-accelerated filer    [  ]   (Do not check if a smaller reporting company)                       Smaller reporting company    [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3) (4)

Common Stock, $1.00 par value	50,000 shares	$ 10.60	$ 530,000	$ 37.79

(1)
This Registration Statement covers 50,000 shares of Metro Bancorp, Inc. (the “Company”) that may be purchased by participants or contributed by Metro Bank to participants’ accounts pursuant to the Metro Bank Retirement Savings Plan.  Metro Bank is a wholly-owned subsidiary of the Registrant.

(2)
In accordance with Rule 416, this Registration Statement shall also register an indeterminate amount of interests to be offered or sold pursuant to the Plan and any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee.  The price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the Registrant’s common stock on the NASDAQ Global Select Market on September 28, 2010.

(4)           Calculated in accordance with Rule 457(c) and Section 6(b) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Items 1 and 2 of this registration statement on Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or the prospectus.  Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Company will furnish without charge to each person to whom the prospectus for the Plan is delivered, upon written or oral request, a copy of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such document).  Also upon written or oral request, the Company will furnish without charge other documents required to be delivered to Plan participants pursuant to Rule 428(b).  Requests should be directed to Metro Bancorp, Inc. Shareholder Relations at 3801 Paxton Street, Harrisburg, Pennsylvania 17111, telephone 717-412-6301.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009.

(b)	the Annual Report on Form 11-K for the Plan, for the fiscal year ended December 31, 2009, filed with the SEC on June 25, 2010.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

(d)
The Company’s Current Reports on Form 8-K filed on January 22, 2010, March 15, 2010, May 4, 2010 (except for information contained in Item 2.02, which was furnished to the SEC), May 13, 2010, June 8, 2010 and July 27, 2010.

(e)	All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2009.

(f)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A dated September 23, 2004 and filed September 28, 2004, and any amendment or report filed for the purpose of updating such description, filed pursuant to the Exchange Act.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.   Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.     Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters in connection with the Plan have been passed upon for the Company by the law firm of Mette, Evans & Woodside.  As of September 24, 2010, Mette, Evans & Woodside and its attorneys beneficially owned (pursuant to Rule 13d-3 of the Exchange Act) an aggregate of approximately 272,000 shares of the Company’s common stock.  Howell C. Mette, a shareholder and employee of Mette, Evans & Woodside, is a director of the Company.

Item 6.    Indemnification of Directors and Officers.

Indemnification of Directors and Officers.

The Company’s Articles of Incorporation provide that the Company may indemnify its directors and officers to the fullest extent permissible under the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) and the Company’s Bylaws have specific provisions concerning indemnification of directors and officers.  Several sections of the BCL address this indemnification issue.  If the BCL is contrary in any manner to the Company’s Bylaws and Articles of Incorporation, the BCL shall govern.

Sections 1741 and 1742 of the BCL provide that a business corporation may indemnify directors and officers against liabilities they incurred in these capacities if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of actions against a director or officer by or in the right of the corporation (a derivative action), the power of the corporation to indemnify extends only to expenses, not to judgments and amounts paid in settlement.  The authority to indemnify in derivative actions generally does not exist if the person otherwise entitled to indemnification is adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the BCL requires the corporation to indemnify its directors and officers against expenses they incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.  Under Section 1745 of the BCL, a corporation may pay the expenses that a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation.

Article 20 of the Company’s Amended and Restated Bylaws provides for indemnification of directors, officers and other agents of the Company and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL.  The Bylaws condition any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by the Company’s directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in these capacities, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, the Company has also entered into employment agreements with certain principal officers which provide for indemnification in connection with the performance of their offices.

As permitted by Section 1721 of the BCL, the Company’s Bylaws provide that its directors shall not be personally liable for monetary damages for any act or failure to act in their capacity as directors of the Company unless (i) they have breached or failed to perform the duties of their office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  Also, as provided in the BCL, this Bylaw provision does not apply to the responsibility or liability of a director for the payment of taxes pursuant to local, state, or federal law, or to the responsibility or liability of a director pursuant to any criminal statute.

As authorized by Section 1747 of the BCL and Article 20 of the Bylaws, the Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties.  The policy covers typical errors and omissions liability of the directors and officers associated with the activities of the Company, as well as covering the Company for indemnification payments made to its directors and officers for certain liabilities.  The premiums for such insurance are paid by the Company.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Company hereby undertakes to cause Metro Bank to submit or has caused Metro Bank to submit the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has caused Metro Bank to make or will cause Metro Bank to make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Exhibit Number	Description
4.1	Metro Bank Retirement Savings Plan.
4.2	Articles of Incorporation of Metro Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K, filed with the SEC on June 15, 2009).
4.3
Amended and Restated Bylaws of Pennsylvania Commerce Bancorp, Inc. (now Metro Bancorp, Inc., incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K, filed with the SEC on December 20, 2007).

23.1	Consent of Mette, Evans & Woodside
23.2	Consent of ParenteBeard LLC.
24	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on this 30th day of September 2010.

METRO BANCORP, INC.
(Registrant)

By	____________________________
Mark A. Zody
Chief Financial Officer
and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each Director whose signature appears below constitutes and appoints Gary L. Nalbandian, Chairman, President and Chief Executive Officer and Mark A. Zody, Chief Financial Officer and Treasurer and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Gary L. Nalbandian	Chairman of the Board, President and Director (Principal Executive Officer)	September 30, 2010
Gary L. Nalbandian

/s/ Mark A. Zody	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 30, 2010
Mark A. Zody

/s/ James R. Adair	Director	September 30, 2010
James R. Adair

/s/ John J. Cardello	Director	September 30, 2010
John J. Cardello, CPA

/s/ Douglas S. Gelder	Director	September 30, 2010
Douglas S. Gelder

/s/ Alan R. Hassman	Director	September 30, 2010
Alan R. Hassman

/s/ Howell C. Mette	Director	September 30, 2010
Howell C. Mette

/s/ Michael A. Serluco	Director	September 30, 2010
Michael A. Serluco

/s/ Samir J. Srouji	Director	September 30, 2010
Samir J. Srouji, M.D.

The Plan.   Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on this 30th day of September 2010.

Metro Bank Retirement Savings Plan

____________________________
By: Gary L. Nalbandian, Trustee

____________________________
By: Mark A. Zody, Trustee

EXHIBIT INDEX

Exhibit Number	Description
4.1	Metro Bank Retirement Savings Plan.
4.2	Articles of Incorporation of Metro Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K, filed with the SEC on June 15, 2009).
4.3
Amended and Restated Bylaws of Pennsylvania Commerce Bancorp, Inc. (now Metro Bancorp, Inc., incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K, filed with the SEC on December 20, 2007).

23.1	Consent of Mette, Evans & Woodside
23.2	Consent of ParenteBeard LLC.
24	Powers of Attorney (included on the signature page of this Registration Statement).